News Release

COMMERCIAL METALS COMPANY REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.09 AND ANNOUNCES QUARTERLY DIVIDEND OF $0.12 PER SHARE

Irving, TX - March 27, 2014 - Commercial Metals Company (NYSE: CMC) today announced financial results for its second quarter ended February 28, 2014. Net earnings attributable to CMC for the second quarter were $11.1 million, or $0.09 per diluted share, on net sales of $1.6 billion. Results for the three months ended February 28, 2014 included an after-tax charge of approximately $3 million ($0.03 per diluted share) incurred in connection with the Company's final settlement of the Standard Iron Works v. Arcelor Mittal et al. lawsuit. This compares to net earnings attributable to CMC of $4.6 million, or $0.04 per diluted share, on net sales of $1.7 billion for the three months ended February 28, 2013.

Results for this year's second quarter included after-tax LIFO expense of $12.3 million ($0.10 per diluted share), compared with after-tax LIFO income from continuing operations of $0.3 million ($0.00 per diluted share) for the second quarter of fiscal 2013, an unfavorable change of $12.6 million ($0.10 per diluted share). Adjusted operating profit was $35.2 million for the second quarter of fiscal 2014, compared with adjusted operating profit of $26.7 million for the prior year's second quarter. Adjusted EBITDA was $67.9 million for the second quarter of fiscal 2014, compared with adjusted EBITDA of $60.1 million for the prior year's second quarter.

The Company's financial position at February 28, 2014 remained strong with cash and cash equivalents of $431.8 million and approximately $1 billion in total liquidity, compared with cash and cash equivalents of $378.8 million and total liquidity of $1.1 billion at August 31, 2013.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, "As expected, results for the second quarter declined due to the impact of normal seasonality, inclement weather conditions particularly in North America and holiday slowdowns. However, we are encouraged by the second quarter results of our Polish operations, which were driven by economic improvements in Poland and surrounding markets. In addition, backlogs in our Americas division as of February 28, 2014 were at record highs."

On March 26, 2014, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on April 9, 2014. The dividend will be paid on April 23, 2014.

(CMC Second Quarter Fiscal 2014 - Page 2)

Business Segments
Our Americas Recycling segment recorded adjusted operating loss of $0.9 million for the second quarter of fiscal 2014, compared with adjusted operating profit of $2.2 million for the second quarter of fiscal 2013. The decline in this segment's performance is attributed to a 5% decline in ferrous metal margins as a result of a 7% increase in ferrous material costs, which outpaced an increase in ferrous selling prices of 4% when compared to the second quarter of fiscal 2013. The decline in profitability was offset by a $2.0 million favorable change in pre-tax LIFO, from pre-tax LIFO expense of $1.0 million in the second quarter of fiscal 2013 to pre-tax LIFO income of $1.0 million in the second quarter of fiscal 2014.

Our Americas Mills segment recorded adjusted operating profit of $44.1 million for this year's second quarter, compared with adjusted operating profit of $47.7 million for the prior year's second quarter. While shipments for each of this segment’s products increased during the second quarter of fiscal 2014 when compared to the second quarter of fiscal 2013, an $18 per short ton increase in the average cost of ferrous scrap consumed, as well as a $7 per short ton decrease in average selling price of this segment's products, resulted in an 8%, or $25 per short ton, metal margin compression, when compared to the second quarter of fiscal 2013. Additionally, pre-tax LIFO expense increased $8.3 million from the second quarter of fiscal 2013 to the second quarter of fiscal 2014. This increase in pre-tax LIFO expense, coupled with metal margin compression, resulted in a $3.6 million, or 8%, decline in this segment’s adjusted operating profit in the second quarter of fiscal 2014 when compared to the second quarter of fiscal 2013.

Our Americas Fabrication segment recorded adjusted operating loss of $5.3 million for this year's second quarter, compared with adjusted operating loss of $3.8 million for the second quarter of fiscal 2013. The decline in profitability was primarily due to a $5.0 million unfavorable change in pre-tax LIFO, from pre-tax LIFO income of $0.5 million in the second quarter of fiscal 2013 to pre-tax LIFO expense of $4.5 million in the second quarter of fiscal 2014. The unfavorable charge to pre-tax LIFO was partially offset by a $45 per short ton increase in metal margin as a result of a 6% decrease in material cost, when compared to the second quarter of fiscal 2013.

Our International Mill segment recorded adjusted operating profit of $8.3 million for this year's second quarter, compared with adjusted operating loss of $4.2 million for the prior year's second quarter. While tons shipped were steady for the current quarter when compared to the same quarter in the prior year, sales prices increased by $23 per short ton and the cost of ferrous scrap consumed decreased by $4 per short ton, resulting in a 12% increase in metal margin, which contributed to the improved operating results. Volumes for this segment's merchant products increased by approximately 34 thousand short tons when compared to the prior year's second quarter, with February representing a record month for merchant shipments.

Our International Marketing and Distribution segment recorded adjusted operating profit of $2.5 million for this year's second quarter, compared with adjusted operating profit of $3.9 million for the prior year's second quarter. The decline in adjusted operating profit compared to the second quarter of fiscal 2013 was primarily attributed to an

(CMC Second Quarter Fiscal 2014 - Page 3)

$8.1 million unfavorable change in pre-tax LIFO associated with our U.S.-based trading divisions, from pre-tax LIFO income of $4.3 million in the second quarter of fiscal 2013 to pre-tax LIFO expense of $3.8 million in the second quarter of fiscal 2014. Additionally, our U.S.-based trading divisions experienced an increase in metal margins, which partially offset the unfavorable change in pre-tax LIFO. All non-U.S. divisions within this segment recorded improvements to adjusted operating profit for the second quarter of fiscal 2014 when compared to the same quarter in the prior year. Our Australian operations reported a modest improvement for the second quarter of fiscal 2014 compared to the same quarter in the prior year. The Australian market remains depressed with ongoing aggressive competition for volumes; however, cost improvements have resulted in improved operating results for this division.

Year to Date Results
Net earnings attributable to CMC for the six months ended February 28, 2014 were $57.1 million ($0.48 per diluted share) on net sales of $3.3 billion, compared with net earnings attributable to CMC of $54.3 million ($0.46 per diluted share) on net sales of $3.4 billion for the six months ended February 28, 2013. Results for the six months ended February 28, 2014 included an after-tax gain of $15.5 million ($0.13 per diluted share) associated with the sale of the Company’s wholly owned copper tube manufacturing operation, Howell Metal Company ("Howell"). Results for the six months ended February 28, 2013 included an after-tax gain of $17.0 million ($0.14 per diluted share) associated with the sale of the Company's 11% ownership interest in Trinecke Zelezarny, a.s., a Czech Republic joint-stock company. The Company recorded after-tax LIFO expense of $15.1 million ($0.13 per diluted share) for the six months ended February 28, 2014, compared with after-tax LIFO income of $15.4 million ($0.13 per diluted share) for the six months ended February 28, 2013. For the six months ended February 28, 2014, adjusted operating profit was $125.2 million, compared with $117.3 million for the six months ended February 28, 2013. Adjusted EBITDA was $192.2 million for the six months ended February 28, 2014, compared with $186.2 million for the six months ended February 28, 2013.

Outlook
Alvarado concluded, “Our third quarter typically brings warmer weather and therefore seasonal improvements in the construction markets, which we expect will spur activity in the industry. Overall, the U.S. construction markets continued to show improvement during the second quarter of 2014, but at a slower pace than we would like to see. While the American Institute of Architects reported the Architecture Billings Index (ABI) below 50 in November and December of 2013, the ABI index rebounded in January 2014 to 50.4 and to 50.7 in February 2014, which we believe points to improvement in the domestic construction markets. This growth may be offset by a continued influx of Turkish rebar imports, pending the upcoming countervailing and anti-dumping decisions by the U.S. Commerce Department in April. In the upcoming months, our Polish operations plan to commission a new modern electric arc furnace, and we anticipate that this upgrade, over time, will translate into meaningful operating cost improvements in our International Mill segment. Despite improvements in the Eurozone during the second quarter of fiscal 2014, the recent turmoil in Ukraine could have an adverse impact on our European operations. Although growth in China has slowed and import pricing has continued to challenge our operations, we are hopeful that global economic improvements will positively impact our businesses.”

(CMC Second Quarter Fiscal 2014 - Page 4)

Conference Call
CMC invites you to listen to a live broadcast of its second quarter of fiscal 2014 conference call today, Thursday, March 27, 2014, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the webcast will be located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding the Company's expectations relating to the Company's future results, economic conditions and the Company's operating plans. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: absence of global economic recovery or possible recession relapse and the pace of overall global economic activity; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; currency fluctuations; availability and pricing of raw materials, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; and those factors listed under Item 1A "Risk Factors" included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013.

(CMC Second Quarter Fiscal 2014 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended February 28,		Six Months Ended February 28,
(short tons in thousands)	2014	2013	2014	2013
Americas Recycling tons shipped	573	574	1,132	1,136

Americas Steel Mills rebar shipments	340	328	731	697
Americas Steel Mills structural and other shipments	291	274	576	571
Total Americas Steel Mills tons shipped	631	602	1,307	1,268

Americas Steel Mills average FOB selling price (total sales)	$675	$682	$666	$675
Americas Steel Mills average cost ferrous scrap consumed	$368	$350	$351	$345
Americas Steel Mills metal margin	$307	$332	$315	$330
Americas Steel Mills average ferrous scrap purchase price	$322	$307	$310	$300

International Mill shipments	271	277	631	622

International Mill average FOB selling price (total sales)	$628	$605	$614	$604
International Mill average cost ferrous scrap consumed	$375	$379	$363	$380
International Mill metal margin	$253	$226	$251	$224
International Mill average ferrous scrap purchase price	$315	$303	$308	$307

Americas Fabrication rebar shipments	203	204	437	429
Americas Fabrication structural and post shipments	37	37	70	72
Total Americas Fabrication tons shipped	240	241	507	501

Americas Fabrication average selling price (excluding stock and buyout sales)	$942	$950	$928	$942

(in thousands)	Three Months Ended February 28,		Six Months Ended February 28,
Net sales	2014	2013	2014	2013
Americas Recycling	$342,267	$351,374	$680,470	$703,335
Americas Mills	456,849	435,577	938,000	892,315
Americas Fabrication	325,890	317,966	684,108	674,558
International Mill	181,362	179,765	410,512	401,832
International Marketing and Distribution	571,808	649,936	1,082,965	1,258,524
Corporate	5,166	3,661	11,351	6,460
Eliminations	(234,244)	(249,622)	(475,417)	(498,852)
Total net sales	$1,649,098	$1,688,657	$3,331,989	$3,438,172

Adjusted operating profit (loss)
Americas Recycling	$(863)	$2,243	$(24)	$6,737
Americas Mills	44,062	47,685	109,876	99,346
Americas Fabrication	(5,330)	(3,812)	(3,113)	6,380
International Mill	8,331	(4,153)	23,600	(3,277)
International Marketing and Distribution	2,493	3,948	2,996	44,109
Corporate	(15,064)	(19,194)	(33,113)	(36,564)
Eliminations	1,422	(1,083)	2,018	(1,744)
Adjusted operating profit from continuing operations	35,051	25,634	102,240	114,987
Adjusted operating profit from discontinued operations	101	1,037	22,946	2,287
Adjusted operating profit	$35,152	$26,671	$125,186	$117,274

(CMC Second Quarter Fiscal 2014 - Page 6)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands, except share data)	2014	2013	2014	2013
Net sales	$1,649,098	$1,688,657	$3,331,989	$3,438,172
Costs and expenses:
Cost of goods sold	1,503,908	1,549,291	3,005,706	3,112,141
Selling, general and administrative expenses	111,086	114,635	225,549	239,244
Interest expense	19,179	16,490	38,757	33,514
Gain on sale of cost method investment	—	—	—	(26,088)
	1,634,173	1,680,416	3,270,012	3,358,811

Earnings from continuing operations before income taxes	14,925	8,241	61,977	79,361
Income taxes	3,866	4,308	18,957	26,497
Earnings from continuing operations	11,059	3,933	43,020	52,864

Earnings from discontinued operations before income taxes	101	1,037	22,946	2,287
Income taxes	16	393	8,903	855
Earnings from discontinued operations	85	644	14,043	1,432

Net earnings	11,144	4,577	57,063	54,296
Less net earnings attributable to noncontrolling interests	1	—	1	2
Net earnings attributable to CMC	$11,143	$4,577	$57,062	$54,294

Basic earnings per share attributable to CMC:
Earnings from continuing operations	$0.09	$0.03	$0.37	$0.46
Earnings from discontinued operations	—	0.01	0.12	0.01
Net earnings	$0.09	$0.04	$0.49	$0.47

Diluted earnings per share attributable to CMC:
Earnings from continuing operations	$0.09	$0.03	$0.36	$0.45
Earnings from discontinued operations	—	0.01	0.12	0.01
Net earnings	$0.09	$0.04	$0.48	$0.46

Cash dividends per share	$0.12	$0.12	$0.24	$0.24
Average basic shares outstanding	117,424,962	116,586,100	117,247,731	116,461,302
Average diluted shares outstanding	118,639,161	117,573,052	118,397,886	117,333,339

(CMC Second Quarter Fiscal 2014 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	February 28, 2014	August 31, 2013
Assets
Current assets:
Cash and cash equivalents	$431,754	$378,770
Accounts receivable, net	838,597	989,694
Inventories, net	980,643	757,417
Other	167,498	240,314
Total current assets	2,418,492	2,366,195
Net property, plant and equipment	934,529	940,237
Goodwill	69,790	69,579
Other assets	121,666	118,790
Total assets	$3,544,477	$3,494,801
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$383,958	$342,678
Accounts payable-documentary letters of credit	117,222	112,281
Accrued expenses and other payables	250,013	314,949
Notes payable	8,538	5,973
Current maturities of long-term debt	6,776	5,228
Total current liabilities	766,507	781,109
Deferred income taxes	49,071	46,558
Other long-term liabilities	116,221	118,165
Long-term debt	1,276,759	1,278,814
Total liabilities	2,208,558	2,224,646
Stockholders' equity attributable to CMC	1,335,830	1,269,999
Stockholders' equity attributable to noncontrolling interests	89	156
Total stockholders' equity	1,335,919	1,270,155
Total liabilities and stockholders' equity	$3,544,477	$3,494,801

(CMC Second Quarter Fiscal 2014 - Page 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended February 28,
(in thousands)	2014	2013
Cash flows from (used by) operating activities:
Net earnings	$57,063	$54,296
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	67,284	68,037
Provision for losses (recoveries) on receivables, net	(1,871)	2,463
Share-based compensation	10,788	7,185
Amortization of interest rate swaps termination gain	(3,799)	(5,815)
Deferred income taxes	18,550	29,362
Tax benefits from stock plans	(484)	(1)
Net gain on sale of a subsidiary, cost method investment and other	(28,046)	(26,522)
Asset impairment	1,227	3,028
Changes in operating assets and liabilities:
Accounts receivable	20,195	4,785
Accounts receivable sold, net	149,832	(37,297)
Inventories	(214,318)	(83,056)
Other assets	(14,314)	11,461
Accounts payable, accrued expenses and other payables	(21,861)	(73,764)
Other long-term liabilities	(3,863)	(5,326)
Net cash flows from (used by) operating activities	36,383	(51,164)

Cash flows from (used by) investing activities:
Capital expenditures	(36,223)	(41,849)
Proceeds from the sale of property, plant and equipment and other	6,381	6,897
Proceeds from the sale of a subsidiary	52,276	—
Proceeds from the sale of cost method investment	—	28,995
Net cash flows from (used by) investing activities	22,434	(5,957)

Cash flows from (used by) financing activities:
Increase (decrease) in documentary letters of credit, net	4,767	(30,816)
Short-term borrowings, net change	2,565	21,870
Repayments on long-term debt	(3,143)	(2,402)
Payments for debt issuance costs	(430)	—
Decrease in restricted cash	18,305	—
Stock issued under incentive and purchase plans, net of forfeitures	(740)	2,353
Cash dividends	(28,160)	(27,963)
Tax benefits from stock plans	484	1
Contribution from (purchase of) noncontrolling interests	(37)	10
Net cash flows from (used by) financing activities	(6,389)	(36,947)
Effect of exchange rate changes on cash	556	1,743
Increase (decrease) in cash and cash equivalents	52,984	(92,325)
Cash and cash equivalents at beginning of year	378,770	262,422
Cash and cash equivalents at end of period	$431,754	$170,097

(CMC Second Quarter Fiscal 2014 - Page 9)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted Operating Profit is a non-GAAP financial measure. Management uses adjusted operating profit to evaluate the financial performance of the Company. Adjusted operating profit is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and we believe that removing these costs provides a clearer perspective of the Company's operating performance. Adjusted operating profit may be inconsistent with similar measures presented by other companies.

	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands)	2014	2013	2014	2013
Earnings from continuing operations	$11,059	$3,933	$43,020	$52,864
Income taxes	3,866	4,308	18,957	26,497
Interest expense	19,179	16,490	38,757	33,514
Discounts on sales of accounts receivable	947	903	1,506	2,112
Adjusted operating profit	35,051	25,634	102,240	114,987
Adjusted operating profit from discontinued operations	101	1,037	22,946	2,287
Adjusted operating profit	$35,152	$26,671	$125,186	$117,274

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of our earnings from continuing operations before net earnings attributable to noncontrolling interests, outside financing costs and income taxes. It also excludes the Company's largest recurring non-cash charge, depreciation and amortization, as well as impairment charges, which are also non-cash. Adjusted EBITDA should not be considered as an alternative to net earnings or as a better measure of liquidity than cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA provides relevant and useful information, which is often used by analysts, creditors, and other interested parties in our industry. Adjusted EBITDA to interest expense is a covenant test in certain of the Company's debt agreements. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands)	2014	2013	2014	2013
Earnings from continuing operations	$11,059	$3,933	$43,020	$52,864
Less net earnings attributable to noncontrolling interests	1	—	1	2
Interest expense	19,179	16,490	38,757	33,514
Income taxes	3,866	4,308	18,957	26,497
Depreciation and amortization	33,424	33,572	67,284	66,603
Impairment charges	222	—	902	3,028
Adjusted EBITDA from continuing operations	67,749	58,303	168,919	182,504
Adjusted EBITDA from discontinued operations	101	1,751	23,271	3,721
Adjusted EBITDA	$67,850	$60,054	$192,190	$186,225

Adjusted EBITDA to interest expense for the quarter ended February 28, 2014:

$67,850	/	$19,179	=	3.5

(CMC Second Quarter Fiscal 2014 - Page 10)

Total Capitalization:
Total capitalization is the sum of stockholders' equity attributable to CMC, long-term debt and deferred income taxes. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization to the most comparable GAAP measure, stockholders’ equity attributable to CMC:

(in thousands)	February 28, 2014
Stockholders' equity attributable to CMC	$1,335,830
Long-term debt	1,276,759
Deferred income taxes	49,071
Total capitalization	$2,661,660

OTHER FINANCIAL INFORMATION
Long-term debt to capitalization ratio as of February 28, 2014:

$1,276,759	/	$2,661,660	=	48.0%

Total debt to capitalization plus short-term debt plus notes payable ratio as of February 28, 2014:

($1,276,759	+	$6,776	+	$8,538)	/	($2,661,660	+	$6,776	+	$8,538)	=	48.3%

Current ratio as of February 28, 2014:
Current assets divided by current liabilities

$2,418,492	/	$766,507	=	3.2

Contact: Barbara Smith
Senior Vice President and CFO
214.689.4300